Exhibit 99.1

Contact:	Randall J. Larson, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS AND MANAGEMENT OF ITS GENERAL PARTNER

Monday, January 7, 2008	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that changes have been made to the Board of Directors and senior management team of TransMontaigne GP L.L.C., the General Partner of the Partnership.  The General Partner is responsible for managing the operations and activities of the Partnership since the Partnership does not have its own officers or employees.

The following officer appointments became effective January 1, 2008:  Gregory J. Pound as President and Chief Operating Officer of the General Partner and the operating subsidiaries of the Partnership; Frederick W. Boutin as Chief Financial Officer of the General Partner and the operating subsidiaries of the Partnership; and Deborah A. Davis as Chief Accounting Officer of the General Partner and the operating subsidiaries of the Partnership.  Randall J. Larson will continue to serve as Chief Executive Officer of the General Partner and the operating subsidiaries of the Partnership.  Messrs. Pound and Boutin previously served as Executive Vice President and Senior Vice President/Treasurer, respectively, of the General Partner; Ms. Davis previously served as Vice President/Financial Controller of TransMontaigne Inc. In addition to his role as Chief Executive Officer, Mr. Larson previously served as Chief Financial Officer and Chief Accounting Officer of the General Partner. As employees of TransMontaigne Inc., these individuals will continue to serve as officers of TransMontaigne Inc. and its subsidiaries.

Effective January 1, 2008, William S. Dickey resigned as Executive Vice President, Chief Operating Officer and member of the Board of Directors of the General Partner.  In his letter of resignation, Mr. Dickey did not indicate that there were any disagreements between Mr. Dickey and the members of the Board of Directors of the General Partner regarding the Partnership’s operations, policies or practices.  In connection with his resignation from the General Partner, Mr. Dickey also resigned from his positions with TransMontaigne Inc. and its subsidiaries.  Mr. Dickey will remain as a consultant to the Partnership and TransMontaigne Inc. until March 1, 2008 to assist in the orderly transition of his duties.  Until a director is appointed to fill the vacancy created by Mr. Dickey’s resignation, the Board of Directors of the General Partner will be comprised of two affiliated directors and four independent directors.

These changes were proposed by representatives of Morgan Stanley Capital Group Inc. who serve on the Board of Directors of TransMontaigne Inc.  TransMontaigne Inc. is the indirect owner of the General Partner and a wholly owned subsidiary of Morgan Stanley Capital Group Inc.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 16, 2007, and in “Risk Factors” in the company’s Prospectus Supplement dated May 17, 2007 to the Prospectus dated May 10, 2007, as filed with the Securities and Exchange Commission on May 18, 2007 (Securities Act File No. 333-142108).

-END-